Exhibit 4.1

Brookfield Residential

MANAGEMENT SHARE OPTION PLAN

Brookfield Residential Properties Inc.

March 2011

TABLE OF CONTENTS

SECTION 1. GENERAL PROVISIONS		1
1.1	Purpose	1
1.2	Administration	1
1.3	Interpretation	1
1.4	Shares Reserved	3
1.5	Non-Exclusivity	4
1.6	Amendment and Termination	4
1.7	Compliance with Legislation	6
1.8	Right of Service	6

SECTION 2. OPTIONS		6
2.1	Grants	6
2.2	Option Exercise Price	7
2.3	Exercise of Options	7
2.4	Change in Employment Status	8

SECTION 3. APPROVAL AND AMENDMENTS		10
3.1	Approval	10

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Brookfield Residential

MANAGEMENT SHARE OPTION PLAN

Section 1. General Provisions

1.1	Purpose

The purpose of the Management Share Option Plan (the “Plan”) of Brookfield Residential Properties Inc. (herein called the “Corporation”) is to advance the interests of the Corporation by (i) providing Eligible Persons (defined below) with additional incentive; (ii) encouraging stock ownership by Eligible Persons; (iii) increasing the proprietary interest of Eligible Persons in the success of the Corporation; (iv) encouraging Eligible Persons to remain with the Corporation and its Affiliates; and (v) attracting new employees and officers.

1.2	Administration

(a)	The Plan shall be administered by the Board of Directors of the Corporation (the “Board”).

(b)	Subject to the limitations of the Plan, the Board shall have the authority (i) to grant options (“Options”) to acquire Common Shares of the Corporation (“Common Shares”) to Eligible Persons; (ii) to determine the terms, limitations, restrictions and conditions upon such grants, including vesting, exercise and hold periods; (iii) to interpret the Plan and to adopt, amend and rescind such administrative guidelines and other rules and regulations relating to the Plan as it shall from time to time deem advisable; and (iv) to make all other determinations and to take all other actions in connection with the implementation and administration of the Plan as it may deem necessary or advisable. The Board’s guidelines, rules, regulations, interpretations and determinations shall be conclusive and binding upon the Corporation and all other persons.

1.3	Interpretation

For the purposes of this Plan, the following terms have the following meanings:

(a)	“Affiliate” means any entity which is an “affiliate” of the Corporation for the purposes of Ontario Securities Commission National Instrument 45-106 Prospectus and Registration Exemptions, as amended from time to time.

(b)	“Blackout Period” means the period imposed by the Corporation, during which specified individuals, including insiders of the Corporation, may not trade in the Corporation’s securities, but does not include any period when a regulator has halted trading in the Corporation’s securities.

(c)	“Board” has the meaning set out in Section 1.2(a).

(d)	“Canadian Participant” means each Participant who is resident in Canada at the time of grant of an Option, provided that the Board may deem any Participant to

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be a Canadian Participant or may provide that a Participant who is resident in Canada at the time of grant of an Option is not a Canadian Participant.

(e)	“Code” means the U.S. Internal Revenue Code.

(f)	“Consultant” has the meaning given to such term in Ontario Securities Commission National Instrument 45-106 — Trades to Employees, Senior Officers, Directors and Consultants, as amended from time to time.

(g)	“Eligible Persons” means (i) officers, employees or Consultants of the Corporation; (ii) officers, employees or Consultants of any Affiliate; or (iii) any other persons so designated by the Board of Directors, subject to applicable laws and regulations.

(h)	“Exercise Period” means the maximum number of years established by the Board after the grant date during which a Vested option may be exercised, and in no case will be more than 10 years from the date of the grant, except as provided in Section 2.3 (b).

(i)	“Exercise Price” has the meaning set out in Section 2.2(a).

(j)	“Expiry Period” has the meaning set out in Section 2.3(b).

(k)	“Hold Period” has the meaning set out in Section 2.1(a).

(l)	“Option Agreement” has the meaning set out in Section 2.1(c).

(m)	“Participants” means Eligible Persons to whom Options have been granted and remain outstanding.

(n)	“Retirement” means the resignation of a Participant who is determined by the Board, in its discretion, to be retiring.

(o)	“Security Based Compensation Arrangement” has the meaning set out in Section 1.4(c).

(p)	“Specified Maximum” has the meaning set out in Section 1.4(b).

(q)	“Termination Date” means the last day of a Participant’s active employment with the Corporation, or an Affiliate of the Corporation, as the case may be, as further clarified below:

(i)	in the event a Participant’s employment is terminated by the Corporation or an Affiliate for any reason, the last day of active employment will be the date and time notice of termination is delivered to the Participant and will not include any period of statutory or reasonable notice, deemed employment, pay in lieu of notice or salary continuance provided or required to be provided by the Corporation to the Participant;

(ii)	in the event of a continuous leave of absence (including for disability), the Participant’s Termination Date will be the earlier of the date of termination of employment and two years from the start of the Participant’s leave;

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(iii)	in the event of a Participant’s resignation or Retirement, the last day of active employment will be the effective date of resignation or Retirement;

(iv)	in the event of a Participant’s death, the last day of active employment means the date of the Participant’s death; and

(v)	in the case of Consultants, the Termination Date means the date notice of termination of the consulting relationship is effective.

(r)	“TSX Rules” has the meaning set out in Section 1.4(c).

(s)	“Underlying Share” means a Common Share issuable upon the exercise of an Option.

(t)	“US Participant” means each Participant who is a United States citizen or resident.

(u)	“Vested” means the Vesting Period has expired and the Option is exercisable.

(v)	“Vesting Period” means any period imposed by the Board before a granted option becomes Vested and exercisable.

Words importing the singular number only shall include the plural and vice versa and words importing the masculine shall include the feminine.

The Plan and all matters to which reference is made herein shall be governed by and interpreted in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

1.4	Shares Reserved

(a)	All shares of the Corporation issued under the Plan shall be Common Shares in the capital stock of the Corporation. Options may be granted in respect of authorized and unissued Common Shares.

(b)	The maximum number of Common Shares (“Specified Maximum”) that may be reserved for issuance for all purposes under the Plan shall be seven million Common Shares. The Specified Maximum is subject to adjustment in accordance with the provisions of the Plan.

(c)	The maximum number of Common Shares that may be reserved for issuance to any one person under the Plan shall not exceed 5% of the outstanding Common Shares (on a non-diluted basis), less the aggregate number of Common Shares reserved for issuance to such person under any other security-based compensation arrangement (“Security-Based Compensation Arrangement”), as such term is defined in the Toronto Stock Exchange Company Manual (the “TSX Rules”), of the Corporation.

(d)

The maximum number of Common Shares that are issuable to insiders of the Corporation at any time pursuant to the exercise of Options granted under the Plan and issuable under all other Security-Based Compensation Arrangements

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of the Corporation shall not exceed 10% of the Corporation’s issued and outstanding Common Shares.

(e)	The maximum number of Common Shares that are issued to insiders of the Corporation within a one-year period pursuant to the exercise of Options granted under the Plan and issued under all other Security-Based Compensation Arrangements of the Corporation shall not exceed 10% of the Corporation’s issued and outstanding Common Shares.

(f)	Any Common Share which is subject to an Option which has been granted under the Plan and for any reason is cancelled or terminated without having been exercised shall again be available for grants under the Plan. No fractional shares shall be issued, and the Board may determine the manner in which fractional share value shall be treated.

(g)	In the event of any change in the outstanding Common Shares by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares, or other corporate change, the Board shall make, subject to the prior approval of the relevant stock exchanges, appropriate substitution or adjustment in (i) the number or kind of shares or other securities reserved for issuance pursuant to the Plan; (ii) the number and kind of shares subject to unexercised Options theretofore granted; and (iii) the Exercise Price of such Options; provided, however, that no substitution or adjustment shall obligate the Corporation to issue or sell fractional shares.

(h)	In the event of the reorganization of the Corporation or the amalgamation, merger or consolidation of the Corporation with another corporation, or the payment of a special or extraordinary dividend, the Board shall make such provision for the protection of the rights of Participants as the Board in its discretion deems appropriate.

1.5	Non-Exclusivity

Nothing contained herein shall prevent the Board from adopting other or additional compensation arrangements, subject to any required approval.

1.6	Amendment and Termination

(a)	The Board may amend, suspend or terminate this Plan, or any portion thereof, at any time, subject to those provisions of applicable law (including, without limitation, the rules, regulations and policies of the Toronto Stock Exchange and the New York Stock Exchange), if any, that require the approval of shareholders or any governmental or regulatory body. However, except as expressly set forth herein, no action of the Board, or shareholders may adversely alter or impair the rights of a Participant without the consent of the affected Participant, under any Option previously granted to the Participant. Without limiting the generality of the foregoing, the Board may make the following types of amendments to the Plan without seeking shareholder approval:

(i)	amendments of a “housekeeping” or administrative nature including, without limiting the generality of the foregoing, any amendment for the

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purpose of curing any ambiguity, error or omission in the Plan or to correct or supplement any provision of the Plan that is inconsistent with any other provision of the Plan;

(ii)	amendments necessary to comply with the provisions of applicable law (including, without limitation, the rules, regulations and policies of the Toronto Stock Exchange and the New York Stock Exchange);

(iii)	amendments necessary for awards to qualify for favorable treatment under Canadian or US tax laws;

(iv)	any amendment to the vesting provisions of the Plan or any Option;

(v)	any amendment to the termination or early termination provisions of the Plan or any Option, whether or not such Option is held by an insider, provided such amendment does not entail an extension beyond the Expiry Period;

(vi)	the addition or modification of a cashless exercise feature, payable in cash or Common Shares, which provides for a full deduction of the number of underlying Common Shares from the Plan reserve;

(vii)	amendments necessary to suspend or terminate the Plan.

(b)	Shareholder approval will be required for the following types of amendments:

(i)	amendments to the number of Common Shares issuable under the Plan, including an increase to a fixed maximum number of Common Shares or a change from a fixed maximum number of Common Shares to a fixed maximum percentage;

(ii)	any amendment to the Plan that increases the length of the period after a Blackout Period during which Options may be exercised;

(iii)	any amendment which would result in the Exercise Price for any Option granted under the Plan being lower than the fair market value of the Common Shares at the time the Option is granted;

(iv)	any amendment which reduces the Exercise Price or purchase price of an Option, other than pursuant to Section 1.4(g) of the Plan;

(v)	any amendment expanding the categories of Eligible Person which would have the potential of broadening or increasing insider participation;

(vi)	any amendment extending the term of an Option held by an insider beyond its Expiry Period, except as provided in Section 2.3(b);

(vii)	any amendment adding a provision which results in Participants receiving Shares while no cash consideration is received by the Corporation; and

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(viii)	amendments required to be approved by shareholders under applicable law (including, without limitation, the rules, regulations and policies of the Toronto Stock Exchange).

1.7	Compliance with Legislation

The Board may postpone any exercise of any Option or the issue of any Underlying Shares pursuant to the Plan for such time as the Board in its discretion may deem necessary in order to permit the Corporation to effect or maintain registration of the Plan or the Common Shares issuable pursuant thereto under the securities laws of any applicable jurisdiction, or to determine that such shares and the Plan are exempt from such registration. The Corporation shall not be obligated by any provision of the Plan or grant thereunder to sell or issue Common Shares in violation of the law of any government having jurisdiction therein. In addition, the Corporation shall have no obligation to issue any Common Shares pursuant to the Plan unless such Common Shares shall have been duly listed, upon official notice of issuance, with a stock exchange on which such Common Shares are listed for trading.

Compensation payable under the Plan to US Participants is intended not to be subject to U.S. federal income tax under Section 409A of the Code and the Plan shall be construed, interpreted and administered in compliance with such intent. The Board is hereby authorized to amend the Plan or any award under the Plan to achieve such intent.

1.8	Right of Service

Neither participation in the Plan nor any action under the Plan shall be construed to give any Participant a right to be retained in the services of the Corporation, or Affiliate as the case may be.

Section 2. Options

2.1	Grants

(a)	Subject to the provisions of the Plan, the Board shall have the authority to determine the limitations, restrictions and conditions, if any, in addition to those set forth in Sections 2.3 and 2.4 hereof, applicable to the exercise of an Option, including, without limitation, the nature and duration of the restrictions, if any, to be imposed upon the sale or other disposition of the Underlying Shares, and the nature of the events, if any, and the duration of the period in which any Participant’s rights in respect of the Underlying Shares may be forfeited (the “Hold Period”).

(b)	An Eligible Person may receive Options on more than one occasion under the Plan and may receive separate Options on any one occasion.

(c)	Each grant of an Option shall be confirmed by an agreement (an “Option Agreement”) executed by the Corporation and by the Participant.

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2.2	Option Exercise Price

(a)	The Board shall establish the exercise price (the “Exercise Price”) of each Option at the time such Option is granted, which shall be awarded in US dollars and shall not be less than the closing price of a Common Share on the New York Stock Exchange (“NYSE”) on the last trading day preceding the date of grant of such Option, except as provided for below in (b), and in all cases shall not be less than such amount required by applicable regulatory authorities from time to time.

(b)	In the event that the approval date for Options to be granted as part of an annual compensation award falls within a Blackout Period, the effective grant date for such Options will be no earlier than six business days after the date on which the Blackout Period ends, and the Exercise Price for such Options shall not be less than the volume-weighted average price of a Common Share on the NYSE for the five business days preceding the effective grant date.

(c)	The Exercise Price shall be subject to adjustment in accordance with the provisions of Section 1.4(g) hereof.

2.3	Exercise of Options

(a)	The Board may determine when any Option shall become Vested and exercisable (the “Vesting Period”) and may determine that the Option shall be Vested in installments. Unless otherwise specified in the Option Agreement or other agreement with the Participant, Options become Vested as to 20% at the first anniversary date after the grant and as to 20% at the end of each subsequent anniversary date up to and including the fifth anniversary date of the grant.

(b)	The Board may determine the maximum period following the grant date during which a Vested Option may be exercised (the “Expiry Period”), subject to the provision that Options shall not be exercisable later than 10 years after the date of grant, provided that, if an Option would otherwise expire during a Blackout Period or within 10 days after the end of the Blackout Period, the term of such Option shall automatically be extended until 10 days after the end of the Blackout Period.

(c)	The Board may establish the minimum Hold Periods for Common Shares acquired pursuant to the exercise of Options under the Plan for designated senior executives.

(d)	Subject to (a), (b) and (c) above and the applicable provisions of Section 2.4 below, a Vested Option may be exercised at the election of a Participant by one of the following two methods:

(i)	the purchase of the Underlying Shares by delivery of a cheque to the Corporation in the amount of the Exercise Price, under the terms of the Option; or

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(ii)	the receipt, without payment by the Participant, of an amount per Option equal to the difference between the Exercise Price of the Option and the price at which Brookfield Securities Corp., or such other securities dealer as designated by the Corporation, is able to sell the Underlying Shares in the capital markets, selected by such dealer in its discretion, or otherwise, on the trading day that notice is given of the Exercise of the Option. The transfer cost incurred to issue the Underlying Shares will be deducted from the net proceeds payable to the Participant.

(e)	The Corporation may withhold taxes which are required to be withheld on the payment of an amount to a Participant pursuant to Section 2.3(d)(ii) or require a Participant, as a condition of exercise of an Option, to pay or reimburse the Corporation for any taxes which are required to be withheld in connection with the exercise of such Option.

(f)	A Participant entitled to receive Underlying Shares as a result of the exercise of an Option shall not be deemed for any purpose to be, or to have rights as, a shareholder of the Corporation by such exercise, except to the extent such shares are issued therefor and then only from the date such shares are issued. No adjustment shall be made for dividends or distributions or other rights for which the record date is prior to the date such shares are issued to a Participant pursuant to the exercise of Options.

(g)	If, as and when any Underlying Shares have been duly issued upon the exercise of an Option and in accordance with the terms of such Option and the Plan and any regulations made hereunder, such Underlying Shares shall be conclusively deemed allotted as fully-paid and non -assessable shares of the Corporation.

(h)	Options granted pursuant to the Plan may be assigned by the Participant to the Participant’s spouse (as defined in the Income Tax Act Canada), or a corporation controlled by the Participant (within the meaning of the Business Corporations Act Ontario), the shares of which are held directly or indirectly by the Participant or the Participant’s spouse. Notwithstanding a permitted assignment under the Plan, an assigned Option shall be deemed, for the purposes of compliance with the policies of the Exchanges, to be held by the Participant to whom the Option was initially granted.

2.4	Change in Employment Status

Except as otherwise determined by the Board in accordance with applicable laws and regulations, the following provisions apply to the exercise and cancellation of Options on or following a change in the employment status of a Participant. For greater certainty, no Option shall be exercisable after its stated Expiry Date, except as set out in Section 2.3(b).

(a)

In the event of termination of the employment of a Participant by the Corporation or an Affiliate other than with cause, each of the Vested Options held by the Participant shall cease to be exercisable 60 days after the Participant’s Termination Date. Each Option held by a Participant that is Vested but not exercised by such time shall be cancelled. Each Option held by a Participant that

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is not Vested by the Termination Date shall be cancelled on the Termination Date.

(b)	In the event of termination of the employment of a Participant by the Corporation or an Affiliate for cause, all Options whether Vested or not Vested by the Termination Date shall be cancelled on the Termination Date.

(c)	In the event of resignation by a Participant, all Options whether Vested or not Vested by the Termination Date shall be cancelled on the Termination Date.

(d)	In the event of Retirement by a Participant, each of the Vested Options held by the Participant shall continue to be exercisable until its original Expiry Date. Each Option held by a Participant that is Vested but not exercised by such time shall be cancelled. Each Option held by a Participant that is not Vested by the Termination Date shall be cancelled on the Termination Date.

(e)	In the event of a Participant being on a continuous leave of absence other than as a result of disability, all Options whether Vested or not Vested by the Termination Date shall be cancelled on the Termination Date.

(f)	In the event of a Participant being on an authorized continuous leave of absence as a result of disability, each of the Vested Options held by the Participant shall cease to be exercisable 60 days after the Participant’s Termination Date. Each Option held by a Participant that is Vested but not exercised by such time shall be cancelled. Each Option held by a Participant that is not Vested by the Termination Date shall be cancelled on the Termination Date.

(g)	In the event of the death of a Participant, the legal representatives of the Participant may exercise each of the Vested Options held by the Participant for six months after the Participant’s Termination Date to the extent such Options are by their terms vested and exercisable by the Termination Date or become so within a period of six months following the Participant’s death. Each Option held by a Participant that is Vested but not exercised by the legal representatives of the Participant by such time shall be cancelled.

(h)	In the case of a Consultant ceasing to be a Consultant, all Options whether Vested or not Vested by the Termination Date shall be cancelled on the Termination Date.

(i)	If an Option would otherwise cease to be exercisable during a Blackout Period pursuant to Section 2.4 (a), (c), (d), (e), (f) or (g), the term of such Option shall automatically be extended until 10 days after the end of the Blackout Period.

Section 3. Approval and Amendments

3.1	Approval

The Plan was approved by the directors of the Corporation on March 28, 2011 and by the Corporation’s sole shareholder on March 28, 2011.